Exhibit 99.2

ENTRAVISION COMMUNICATIONS ANNOUNCES INTENTION TO SEEK

NEW SECURED BANK CREDIT FACILITY

SANTA MONICA, CALIFORNIA, May 2, 2013 – Entravision Communications Corporation (NYSE: EVC) today announced its intention to seek a new secured bank credit facility (the “New Facility”). Entravision currently anticipates that the proceeds of any New Facility would be used to: (i) refinance and terminate all of its outstanding obligations under its existing secured bank credit facility; (ii) redeem in full and terminate all of its outstanding obligations under the Company’s 8.75% Senior Notes due 2017 (the “Senior Notes”), and (iii) pay any fees and expenses in connection therewith. The Company currently intends to seek the New Facility in May 2013.

The Company has not entered into any agreement for the New Facility, or any similar agreement. There can be no assurance that the Company will enter into a New Facility, or any similar agreement, on terms that are favorable to the Company, or at all.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

About Entravision Communications Corporation:

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and digital operations to reach Latino consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s UniMas network, with television stations in 19 of the nation’s top 50 Latino markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 49 owned and operated radio stations. Additionally, Entravision has a variety of cross-platform digital content and sales offerings designed to capitalize on the company’s leadership position within the Latino broadcasting community. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

Contacts:

For Entravision:

Mike Smargiassi / Kathleen Hopkins

Brainerd Communicators, Inc.

smarg@braincomm.com / khopkins@braincomm.com

212-986-6667

1